Exhibit 5.1

To the Board of Directors of Spotify Technology S.A. 42-44, avenue de la Gare, L-1610 Luxembourg Grand Duchy of Luxembourg Luxembourg, 12 February 2019
Your ref. : / Our ref. : 49797/ 25333360v3 Guy.Harles@arendt.com Tel. : (352) 40 78 78-253 Fax : (352) 40 78 04-634

Spotify Technology S.A. – S-8 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Spotify Technology S.A., a Luxembourg société anonyme, having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 123.052, (the “Company”) in connection with the Company’s filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Registration Statement”) relating to the registration of stock options and restricted stock units with respect to nine million two hundred thousand (9,200,000) ordinary shares, each with a nominal value of zero point zero zero zero six hundred twenty-five euro (€ 0.000625) per share (the “Plan Shares”) which may be issued by the Company under the Equity Incentive Plans (as this term is defined below).

1.	Scope

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto as well as on such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.	Assumptions

We have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued ordinary shares with the relevant waivers in force, to issue the ordinary shares to be issued under the Equity Incentive Plans. We further assume that the board of directors of the Company or its duly authorised delegates will duly pass the relevant resolutions for the issue of the Plan Shares in accordance with the Restated Articles of Association, the terms of the Equity Incentive Plans and applicable law.

For the purposes of the present opinion we have further assumed (i) the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolutions, decisions, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Equity Incentive Plans and/or issue the Plan Shares; (vi) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (vii) that the terms governing the Equity Incentive Plans are legal, valid and binding under their respective applicable laws; (viii) that the corporate bodies of the Company have approved the terms of the Equity Incentive Plans, pursuant to which the Plan Shares will be issued, in accordance with applicable laws; (ix) that upon issue of any Plan Shares the Company will receive payment in cash of an issue price at least equal to the nominal value thereof; (x) that the Plan Shares will be issued within the limits of the authorized share capital of the Company; (xi) that there will be no amendments to the authorised share capital of the Company which would adversely affect the issue of the Plan Shares and the conclusions stated in this opinion; and (xii) that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of gestion contrôlée, concordat, faillite, bankruptcy, moratorium (sursis de paiement) and other, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation or similar laws affecting creditors’ rights generally.

3.	Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

3.1.

The Plan Shares, once subscribed, fully paid-up and issued under the Authorized Share Capital and in accordance with the Restated Articles of Association and the Equity Incentive Plans, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

4.	Qualifications

This opinion speaks as of the date hereof and is subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which affect the opinion in any respect.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Plan Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Guy Harles

Guy Harles

Partner

APPENDIX A – DOCUMENTS

1.	A copy of the updated articles of association of the Company as at 16 January 2019 (the “Restated Articles of Association”).

2.	A scanned copy of the signed minutes of the meeting of the board of directors held on 12 February 2019 which, among others, approved the filing of the Registration Statement.

3.	A copy of the Terms and Conditions Governing Employee Stock Options 2019/2024, effective as of 1 January 2019 and to be filed as exhibit 99.1 to the Registration Statement (the “2019 ESOP”).

4.

A copy of the Terms and Conditions Governing Employee Stock Options 2019/2024 (Interim), effective as of 1 January 2019 and to be filed as exhibit 99.2 to the Registration Statement (the “2019 Interim ESOP”).

5.

A copy of the Terms and Conditions Governing Restricted Stock Units 2019/2024, effective as of 1 January 2019 and to be filed as exhibit 99.3 to the Registration Statement (the “2019 RSU Plan” and together with the 2019 ESOP and the 2019 Interim ESOP, the “Equity Incentive Plans”).

6.

A scanned copy of a signed certificate dated 12 February 2019 and issued by an authorized officer of the Company, confirming, among others, the amount of options outstanding under each of the Equity Incentive Plans.

7.

A copy of the certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 12 February 2019 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company.

8.	An excerpt dated 12 February 2019 in respect of the Company issued by the Luxembourg Trade and Companies’ Register.

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